Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 1, 2016 (the “Start Date”) between Validus Holdings, Ltd. (the “Company”), and Michael Moore (the “Executive”).
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.01    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Affiliate” or “Affiliates” means any Subsidiary of the Company.
“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Affiliates) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) failure by the Executive to adequately perform his duties and responsibilities hereunder without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the Executive’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; (h) the Executive’s failure to use his best efforts to maintain or renew the work permit described in Section 3.02 below in a timely manner, without the same being corrected within ten (10) days after being given written notice thereof; or (i) the material breach by the Executive of any of the covenants contained in this Agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof.
“Change in Control” has the meaning set forth in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan as in effect on June 1, 2016.
“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.
“ Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Executive’s Base Salary or benefits; or (c) a material and adverse change by the Company in the Executive’s duties and responsibilities set forth in Section 3.01 hereof, other than due to the Executive’s failure to adequately perform such duties and responsibilities as determined by the Board in good faith; provided, however, that, it shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Executive’s Notice of Termination (as defined below) for “Good Reason” must be given not later than one hundred fifty (150) days following the initial existence of the event or condition giving rise to ‘Good Reason.’
“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, twenty (20) percent or more of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, twenty (20) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
ARTICLE 2
EMPLOYMENT
SECTION 2.01    Employment Period. The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Start Date and ending on the Date of Termination as defined Section 5.01 below. Notwithstanding the foregoing, the parties acknowledge and agree that the

Executive’s employment with the Validus Group of companies (the “Validus Group”) initially began on June 19, 2013 and that the Executive’s employment with the Validus Group has been and will be continuous from such date and end on the Termination Date (cumulatively, the “Employment Period”).
ARTICLE 3
POSITION AND DUTIES
SECTION 3.01    Position and Duties. Effective on the Start Date, subject to the approval of the Bermuda Department of Immigration, the Executive shall serve as Group Chief Operating Officer of the Company, render such services to the Company and its Affiliates which are consistent with Executive’s position and have such responsibilities, powers and duties as may from time to time be prescribed by the senior executives of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of the business of the Company or its Affiliates. During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Affiliates. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without prior written consent of the Company.
SECTION 3.02    Work Permits. The Executive shall use his best efforts to assist the Company in maintaining and renewing a suitable (for the purposes of the Executive’s continued employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for permit fees.
SECTION 3.03    Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in Bermuda. The Executive shall travel to such places outside of Bermuda on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.
ARTICLE 4
BASE SALARY AND BENEFITS
SECTION 4.01    Base Salary. During the Employment Period, the Executive’s base salary will be $450,000 per annum (the “Base Salary”). The Base Salary will be payable monthly on the last working day of each month in arrears in twelve (12) equal installments. Annually during the Employment Period, the Company shall review with the Executive his job performance and compensation and, if deemed appropriate by the Board of Directors of the Company or its delegate, in its discretion, the Executive’s Base Salary may be increased.
SECTION 4.02    Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board of Directors of the Company; provided, however, that the Executive’s target annual bonus will be 125% of his Base Salary.
SECTION 4.03    Benefits. In addition to the Base Salary and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)    such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;
(b)    ten (10) paid days off for sick leave and a maximum of five (5) weeks of paid vacation annually during the term of the Employment Period, or as governed by the employee handbook;
(c)    Benefits, including an annual pension contribution (or equivalent) equal to 10% of Base Salary, under any plan or arrangement available generally for similarly situated employees of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;
(d)    A housing allowance for the period during which the Executive’s place of work is Bermuda in an amount equal to $12,000 per month, payable monthly in advance; and
(e)     Annual dues for one club membership for the period during which the Executive’s place of employment is Bermuda in the amount of $10,000 per year.
SECTION 4.04    Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.
SECTION 4.05    Long Term Incentive Plan. During the Employment Period the Executive shall be eligible to participate in the Validus Holdings, Ltd. Amended and Restated 2005 Long Term Incentive Plan (or any successor plan) under which equity-based compensation awards may be made to the Executive, as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company.
ARTICLE 5
TERM AND TERMINATION
SECTION 5.01    Date of Termination. The Employment Period shall end on the Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) the twelve (12) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive (other than within twenty-four (24) months following a Change in Control); (b) immediately upon the Company providing Notice of Termination for Cause to the Executive; (c) the twelve (12) month anniversary of the Executive providing Notice of Termination to the Company for Good Reason (other than for Good Reason within twenty-four (24) months following a Change in Control), subject to the terms of Section 5.03 below; (d) the twelve (12) month anniversary of the Executive providing Notice of Termination to the Company without Good Reason; (e) immediately upon the Company providing Notice of Termination without Cause to the Executive or the Executive providing Notice of Termination to the Company for Good Reason, in each case within twenty-four (24) months following a Change in Control, subject to the terms of Section 5.04 below; (f) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; or (g) the date of the Executive’s death. In the event that there are circumstances which would give rise to a termination by the Company for Cause, the Company may, in its sole and exclusive discretion, treat such termination as a termination without Cause.

SECTION 5.02    Resignation by the Executive Without Good Reason. If the Employment Period shall be terminated as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, Executive shall continue to: (a) receive Base Salary and the benefits set forth in Section 4.03 through the Date of Termination; and (b) receive reimbursement of all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. Notwithstanding any provision of this Agreement or any applicable plan or other agreement to the contrary, no shares of restricted stock of the Company or stock options of the Company granted to the Executive shall vest on or following the date the Executive provides Notice of Termination without Good Reason to the Company. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.
SECTION 5.03    Termination for Other Reasons. If the Employment Period shall be terminated by the Executive for Good Reason, by the Company with or without Cause, as a result of the Executive’s Permanent Disability or upon the Executive’s death, the Executive (or his estate, in the case of death) shall continue to: (a) receive Base Salary and benefits set forth in Section 4.03 above (i) in the case of termination by the Executive for Good Reason or by the Company with or without Cause, through the Date of Termination and (ii) in the case of termination due to the Executive’s permanent disability or death, through the six-month anniversary of the Date of Termination; (b) continue to vest in any shares of restricted stock of the Company and any Company stock options granted to the Executive through the Date of Termination; and (c) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.
SECTION 5.04     Termination Without Cause or For Good Reason Following a Change in Control. Notwithstanding anything set forth in this Agreement, if the Employment Period shall be terminated by the Company without Cause or by the Executive for Good Rea-son, in each case within twenty-four (24) months following a Change in Control, the Executive shall: (a) receive a lump sum payment on the Date of Termination equal to two (2) times the sum of (A) Base Salary plus (B) the target annual bonus set forth in Section 4.02 above; (b) re-ceive a lump sum payment on the Date of Termination equal to the value of the benefits set forth in Sections 4.03(d) and (e) above that the Executive would have been entitled to receive absent a Notice of Termination for the twelve (12) months following the Date of Termination; (c) receive the benefits set forth in Sections 4.03(a) and (c) above through the twenty-four (24) month anniversary of the Date of Termination; and (d) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.
SECTION 5.05    Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, with respect to termination by the Company for Permanent Disability or Cause or resignation by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.
SECTION 5.06    Garden Leave. Following the provision of a Notice of Termination either by the Company or by the Executive, the Company may direct, in its sole and exclusive discretion, that the Executive perform no duties, exercise no powers and resign from any office held in connection with his employment with the Company or its Affiliates; provided, however, that, following any such direction, the Executive will continue to be required to comply with his other obligations under this Agreement (and will continue to have a duty of loyalty to the Company as an employee) through the end of the Employment Period.
ARTICLE 6
CONFIDENTIAL INFORMATION
SECTION 6.01    Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.
ARTICLE 7
INTELLECTUAL PROPERTY
SECTION 7.01    Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Affiliates as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).
ARTICLE 8
DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT
SECTION 8.01    Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company or its Affiliates, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that, to the best of his knowledge, all such materials have been delivered to the Company.

ARTICLE 9
NONCOMPETITION AND NONSOLICITATION
SECTION 9.01    Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company or its Affiliates, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending twelve (12) months after the Date of Termination (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses; provided, however, that the portion of the Noncompetition Period following the Date of Termination shall be reduced by the period of time, if any, between the date on which Notice of Termination is given and the Date of Termination. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.
SECTION 9.02    Nonsolicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of twelve (12) months after the Date of Termination (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at any time during such Nonsolicitation Period or within the six-month period prior thereto.
SECTION 9.03    Nonsolicitation of Customers. During the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.
SECTION 9.04    Enforcement. If, at the enforcement of Sections 9.01, 9.02 or 9.03, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.
ARTICLE 10
EQUITABLE RELIEF
SECTION 10.01    Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03 could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.
ARTICLE 11
EXECUTIVE REPRESENTATIONS AND INDEMNIFICATION
SECTION 11.01    Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Company by the Executive, the Executive is not a party to or bound by any employment agreement, noncompetition agreement, garden leave agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. Notwithstanding Section 11.02 below, in the event that any action is brought against Executive involving any breach of any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to, court fees, arbitration costs, mediation costs, attorneys’ fees and disbursements.
SECTION 11.02    General Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.
ARTICLE 12
MISCELLANEOUS
SECTION 12.01    Rights and Remedies. The Company will be entitled to enforce its rights and remedies under this Agreement specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.
SECTION 12.02    Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the

Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.
SECTION 12.03    Parties, Successors and Assigns. This Agreement is an agreement between the Executive and the Company. However, the obligations imposed upon the Company may be assigned to and/or satisfied by an Affiliate. Any payment made or action taken by an Affiliate shall be considered to be a payment made or action taken by the Company for purposes of determining whether the Company has satisfied its obligations under the Agreement. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.
SECTION 12.04    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
SECTION 12.05    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
SECTION 12.06    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
SECTION 12.07    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Validus Holdings, Ltd. 29 Richmond Road Pembroke, HM08 Bermuda Attn: General Counsel
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
SECTION 12.09    No Third Party Beneficiary. This Agreement will not confer any rights or remedies (or any obligations) upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.
SECTION 12.10    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
SECTION 12.11    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
SECTION 12.12    Survival. Sections 6.01, 7.01, 8.01 and Articles 9 through 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
SECTION 12.13    GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF BERMUDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF BERMUDA.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
VALIDUS HOLDINGS, LTD.

/s/ Robert Kuzloski
By:    _____________________________
    Printed Name: Robert Kuzloski
    Title: Executive Vice President &
     General Counsel

/s/ Michael Moore
By:    _____________________________
    Printed Name: Michael Moore